Exhibit 10.23

THOMAS WEISEL PARTNERS GROUP, INC.

EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

Thomas Weisel Partners Group, Inc., a Delaware corporation (the “Company”), hereby grants to the “Participant” this “Award” of Restricted Stock units (“RSUs”) pursuant to the Thomas Weisel Partners Group, Inc., Third Amended and Restated Equity Incentive Plan (the “Plan”) upon the following terms and conditions:

Name of Participant: Lionel CONACHER

Grant Date: February 27, 2009

Number of RSUs: Up to a maximum of

1.
This Award is subject to all terms and conditions of this Agreement and the Plan. The terms of the Plan are hereby incorporated by reference. Capitalized terms not otherwise defined herein shall have the meaning assigned to such term in the Plan.

2.
Each RSU represents an unfunded and unsecured promise of the Company to deliver a future payment equal to the Fair Market Value of one Share at the time of such payment. Such payment may, at the Committee’s election, be in cash or Shares or a combination thereof.

3.
Subject to your continuous employment with the Company throughout the period commencing on the Grant Date up to and including the relevant vesting date, (unless otherwise provided under the terms and conditions of the Plan or this Agreement), in accordance with Paragraph 2 above you shall be entitled to receive (and the Company shall deliver to you) on the relevant vesting date set forth below (subject to an administrative delay as set forth below), the number of Shares underlying the RSUs (or a cash payment therefor) as set forth below in accordance with the following vesting schedule:

Vesting Date 1 – on the first anniversary of the Grant Date, 100% of the Shares underlying Tranche 1 RSUs forfeited by the Grantees pursuant to the Grantees’ Restricted Stock Unit Award Agreements, the Plan or otherwise for no consideration during the period commencing on the Grant Date up to and including the first Vesting Date.

Vesting Date 2 - on the second anniversary of the Grant Date, 100% of the Shares underlying Tranche 2 RSUs forfeited by the Grantees pursuant to the Grantees’ Restricted Stock Unit Award Agreements, the Plan or otherwise for no consideration during the period commencing on the Grant Date up to and including the second Vesting Date.

Vesting Date 3 - on the third anniversary of the Grant Date, 100% of  the Shares underlying Tranche 3 RSUs forfeited by the Grantees pursuant to the Grantees’ Restricted Stock Unit Award Agreements, the Plan or otherwise for no consideration during the period commencing on the Grant Date up to and including the third Vesting Date.

For purposes of this Agreement,

“Tranche 1 RSUs” means the RSUs set forth under the column entitled Tranche 1 RSUs awarded to the Grantees, as set forth in the table in Exhibit A hereto.

“Tranche 2 RSUs” means the RSUs set forth under the column entitled Tranche 2 RSUs awarded to the Grantees, as set forth in the table in Exhibit A.

“Tranche 3 RSUs” means the RSUs set forth under the column entitled Tranche 3 RSUs awarded to the Grantees, as set forth in the table in Exhibit A.

“Grantees” shall mean the individuals listed under the column entitled Grantee in the table in Exhibit A.

To the extent a Grantee vests with respect to Shares underlying Tranche 1, 2 or 3 RSUs, as the case may be, in accordance with the terms and conditions of such Grantee’s Restricted Stock Unit Award Agreement or pursuant to the terms of the Plan, RSUs granted under this Agreement shall be automatically forfeited and, commensurate with such vesting date, canceled in the same number as the RSUs that vest under the Grantee’s Restricted Stock Unit Award Agreement.

The payment of the vested RSUs may be subject to administrative delay, provided that the applicable RSUs shall be paid no later than March 15th following the year of the applicable vesting date.  Notwithstanding the foregoing, all amounts payable to you in respect of the RSUs shall be paid within 3 years following the end of the year in which the RSUs were granted.

Notwithstanding anything in the Plan to the contrary, in the event of your death, Disability or Retirement prior to any applicable vesting date, all RSUs that have been forfeited by the Grantees prior to the occurrence of that event shall become immediately vested to you or your beneficiary, and any RSUs that are subsequently forfeited by the Grantees shall become immediately vested to you or your beneficiary upon such forfeiture.

Notwithstanding anything in the Plan to the contrary, in the event of a Change in Control and the Committee determines that such Change in Control constitutes a “change in control event” within the meaning of Treasury Regulation § 1.409A-3(i)(5)(i), all RSUs that have been forfeited by the Grantees prior to the occurrence of the Change in Control shall become immediately vested to you, and any RSUs that are subsequently forfeited by the Grantees shall become immediately vested to you upon such forfeiture.

4.

In accordance with Section 15(a) of the Plan, the Committee may in its sole discretion withhold from the payment to you hereunder a sufficient amount (in cash or Shares) to provide for the payment of any taxes required to be withheld by federal, state or local law with respect to income resulting from such payment. You have been advised to review with your own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. You are relying solely on such advisors and not on any statements or representations of the Company or any of its agents. You understand that you (and not the Company) shall be responsible for your own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your separation from service with the Company to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of payment of any RSUs (or cash equivalent dividend payments)  is required under Section 409A of the Code, the payment or delivery of any RSUs (or cash equivalent dividend payments) will be delayed for a period of six months from the date of your separation from service with the Company (or, if earlier, your death), if and to the extent such delay is required under Section 409A of the Code.

5.
The Company shall have the right to offset against the obligation to deliver RSU Shares (or a cash payment therefore) to you, any outstanding amounts then owed by you to the Company, provided such offset complies with Section 409A of the Code and applicable state law.

6.
An RSU does not represent an equity interest in the Company, and carries no voting rights. You will not have any rights of a shareholder with respect to the RSUs until the Shares have been delivered to you.

7.
This Award of RSUs is made as a bonus in respect of your performance and is in addition to and not a substitute for or in lieu of ordinary salary and wages received by you in respect of your service to the Company.

8.
Notices hereunder and under the Plan, if to the Company, shall be delivered to the Plan administrator (as so designated by the Company) or mailed to the Company’s principal office, One Montgomery Street, San Francisco, California 94104, attention of General Counsel, or, if to you, shall be delivered to you or mailed to your address as the same appears on the records of the Company.

9.
All decisions and interpretations made by the Board of Directors or the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive on all persons. In the event of any inconsistency between the terms hereof and the provisions of this Agreement and the Plan, this Agreement shall govern.

10.	By accepting this Award, you acknowledge receipt of a copy of the Plan, and agree to be bound by the terms and conditions set forth in this Agreement and the Plan, as in effect from time to time.

11.
By accepting this Award, you further acknowledge that the federal securities laws and/or the Company’s policies regarding trading in its securities may limit or restrict your right to buy or sell Shares, including, without limitation, sales of Shares acquired in connection with your RSUs. You agree to comply with such federal securities law requirements and Company policies, as such laws and policies are amended from time to time.

12.
The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate the Award granted under this Agreement, provided, however, that no such action shall impair the rights of a Participant or holder or beneficiary of any Award under this Agreement without the consent of such Participant or holder or beneficiary of any Award.

13.	This Agreement shall be governed by the laws of the State of New York without giving effect to its choice of law provisions.

Thomas Weisel Partners Group, Inc. By:

/s/ Mark Fisher
Name: Mark Fisher
Title: General Counsel & Secretary

Lionel Conacher

/a/ Lionel Conacher
Signature

EXHIBIT A

The number of RSUs subject to this Agreement shall be forfeited and canceled to the extent the following Grantees vest in their RSUs, which have been granted simultaneously with the award of RSUs under this Agreement, in accordance with the terms of the Plan and their respective Restricted Stock Unit Award Agreements:

Grantee	Award of RSUs	Tranche 1 RSUs	Tranche 2 RSUs	Tranche 3 RSUs

Total RSUs subject to forfeiture:

The RSU Awards described above shall be subject to the terms and conditions of the Grantee’s individual Restricted Stock Unit Award Agreement and the Plan, including the requirement that the Grantee be continuously employed through the applicable vesting date and certain terms and conditions relating to Change in Control.  To the extent the Grantee vests in accordance with the terms and conditions of the Grantee’s Restricted Stock Unit Award Agreement or pursuant to the terms of the Plan, the RSUs granted under this Agreement shall be forfeited and canceled in the same number as the RSUs that vest under the Grantee’s applicable Restricted Stock Unit Award Agreement.

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          If you would like to designate a beneficiary to exercise your rights under this Agreement in the event of your death, please complete your designation in the space provided below, as well as please sign and print your name and date in the space provided below, and return this Agreement to Thomas Weisel Partners Group, Inc., One Montgomery Street, San Francisco, California 94104, to the attention of Human Resources.

Beneficiary:	__________________________________________________
Participant name (print & sign):	__________________________________________________

Date: